Exhibit 10.11

Approved by Board of Directors on February 5, 2010

Approved by Stockholders on

Amendment to

WisdomTree Investments, Inc.

(formerly Index Development Partners, Inc.)

2005 Performance Equity Plan

Section 3.1 of the WisdomTree Investments, Inc. 2005 Performance Equity Plan (“Plan”) is hereby amended to increase the total number of shares of Common Stock reserved and available for issuance under the Plan from 15,000,000 shares to 21,000,000 shares.